XO GROUP INC.
2011 LONG-TERM INCENTIVE PLAN
(As Adopted June 15, 2011)

1.	PURPOSE

The purpose of the Plan is to motivate and reward eligible employees by making a portion of their compensation dependent on the achievement of certain Performance Goals related to the performance of the Company and its affiliates.  The Plan is designed with the intention that the incentives paid hereunder to certain executive officers of the Company will be deductible under Code Section 162(m).  The adoption of the Plan as to current and future Covered Employees and Executive Officers is subject to the approval of the Company’s stockholders.

2.	DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)           “Actual Award” means, as to any Performance Period, the actual amount of incentive payable, if any, under the Plan to a Participant with respect to a Performance Period.  Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 5(e) to reduce or eliminate the award otherwise determined by the Payout Formula.

(b)           “Board” means the Board of Directors of the Company, as constituted from time to time.

(c)           “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated there under.

(d)           “Committee” means the Compensation Committee of the Board or another committee designated by the Board which is comprised of two or more “outside directors” as defined in Code Section 162(m).

(e)           “Company” means XO Group Inc.

(f)           “Covered Employees” means covered employees as determined under Code Section 162(m)).

(g)           “Determination Date” means a date within ninety (90) days following the commencement of any Performance Period, but in no event after twenty-five percent (25%) of the Performance Period has elapsed (or such other time as may be required or permitted that will not jeopardize the qualification of a Target Award or Actual Award (collectively, “Awards”) as performance-based compensation under Code Section 162(m)).

(h)           “Executive Officers” means executive officers within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended.

(i)           “Participant” means any officer or key employee of the Company who is designated as a Participant by the Committee.

(j)           “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 5(b) in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

(k)           “Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Committee in accordance with Code Section 162(m):  (i) net income; (ii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iii) operating profit before or after discontinued operations and/or taxes; (iv) revenue; (v) sales; (vi) sales growth; (vii) earnings growth; (viii) cash flow or cash position; (ix) gross margins; (x) stock price; (xi) market share; (xii) return on sales, assets, equity or investment; (xiii) improvement of financial ratings; (xiv) achievement of balance sheet or income statement objectives; (xv) total stockholder return; (xvi) achievement of strategic initiatives (including projects, acquisitions or dispositions), or (xvii) organizational development.  As determined in the discretion of the Committee, the Performance Goals for any Performance Period may to the extent consistent with Code Section 162(m) (A) differ from Participant to Participant, Performance Period to Performance Period and from Award to Award, (B) be based on the performance of the Company as a whole or the performance of a specific Participant or one or more affiliates, divisions, departments, regions, or business units of the Company, (C) be measured on a per share, per capita, per employee, and/or other objective basis (D) be measured on a pre-tax or after-tax basis, and (E) be measured on an absolute basis or in relative terms (including, but not limited to, the passage of time and/or against other companies, financial metrics and/or an index).  Without limiting the foregoing, the Committee shall adjust any Performance Goal or other feature of an Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock.  Awards issued to Participants who are not subject to the limitations of Code Section 162(m) may take into account other factors (including subjective factors).

(l)           “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion.  The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(m)           “Plan” means this 2011 Long-Term Incentive Plan, as amended from time to time.

(n)           “Target Award” means, as to any Performance Period, the target amount of incentive payable under the Plan to a Participant with respect to a Performance Period, expressed as a percentage of his or her base salary or a specific dollar amount or as otherwise determined by the Committee in its discretion.

3.	ADMINISTRATION

The Plan shall be administered by the Committee, which shall have all the powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the authority to interpret the provisions of the Plan, determine which employees are eligible to participate in the Plan, establish Target Awards and Payout Formulas, determine the level of attainment of the Performance Goals and the amount of the Actual Awards, and prescribe the terms and conditions of Awards.  The decisions of the Committee shall be final and binding on all parties making claims under the Plan.  The Committee may delegate its administrative authority in whole or in part with respect to Awards issued to Participants who are not current or future Covered Employees or Executive Officers.

4.	ELIGIBILITY

Officers and key employees of the Company shall be eligible to participate in the Plan as determined at the sole discretion of the Committee.  Participation in the Plan shall be determined on a Performance Period by Performance Period basis. Accordingly, an employee who is a Participant for a given Performance Period is in no way guaranteed or assured of being selected for participation in any subsequent Performance Period.

5.	DETERMINATION OF AMOUNT OF AWARDS

(a)           With respect to each Participant, the Committee will establish one or more Performance Periods, an individual Participant’s Target Award for each Performance Period and the Performance Goal(s) to be met during such Performance Periods.  With respect to Participants who are or may become subject to Code Section 162(m), the establishment of the Performance Period(s), the applicable Performance Goals, the Payout Formula and the Target Awards shall be set forth in writing on or before the Determination Date and shall otherwise be established in compliance with and to the extent required by the rules of Code Section 162(m).

(b)           On or prior to the Determination Date for a Performance Period, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (i) be in writing, (ii) be based on a comparison of actual performance to the Performance Goals, (iii) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved at the predetermined level, and (iv) subject to Section 5(e) below, provide for the payment of an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

(c)           The impact of objectively defined and non-discretionary items (includable in one or more of the following categories) may be taken into account in any manner pre-established by the Committee in accordance with Code Section 162(m) when determining whether a Performance Goal has been attained: (i) changes in generally accepted accounting principles (“GAAP”); (ii) nonrecurring items, if any, that may be defined in an objective and non-discretionary manner under U.S. GAAP accounting standards or other applicable accounting standards in effect from time to time; (iii) the sale of investments or non-core assets; (iv) discontinued operations, categories or segments; (v) legal claims and/or litigation and insurance recoveries relating thereto; (vi) amortization, depreciation or impairment of tangible or intangible assets; (vii) reductions in force or early retirement programs; (viii) investments, acquisitions or dispositions; (ix) political, legal and other business  interruptions (such as due to war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation, seizure, and regulatory requirements); (x) natural catastrophes; (xi) currency fluctuations; (xii) stock based compensation expense; (xiii) early retirement of debt; (xiv) conversion of convertible debt securities; and (xv) termination of real estate leases. Each of the adjustments described above may relate to the Company as a whole or any part of the Company’s business or operations.

(d)           With respect to Participants who are subject to the limitations of Code Section 162(m), after the end of each Performance Period, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee.  A Participant will only be eligible to receive an Actual Award intended to qualify as performance-based compensation under Code Section 162(m) for a Performance Period if the Performance Goals for such period are achieved.  The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified in writing by the Committee.

(e)           The maximum value of any Actual Award that can be paid under the Plan to any Participant during any Performance Period is $1,500,000.  The Committee reserves the right, in its sole discretion, to reduce or eliminate the amount of an Actual Award otherwise payable to a Participant with respect to any Performance Period.  In addition, with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m), the Committee reserves the right, in its sole discretion, to increase the amount of an Actual Award otherwise payable to a Participant with respect to any Performance Period.

6.	PAYMENT OF AWARDS

(a)           Unless otherwise determined by the Committee, a Participant must be employed on the date the Actual Award is to be paid.  The Committee may make exceptions to this requirement in the case of retirement, death or disability or under other circumstances, as determined by the Committee in its sole discretion.

(b)           Each Actual Award shall be paid in the form of an equity award and/or cash (or its equivalent).  To the extent that an Actual Award is paid in part or in full in the form of an equity award, the number of shares subject to such equity award will be determined subject to a conversion ratio based on the fair market value of the Company’s common stock on the issuance date, as determined by the Committee.  A Participant will have the option to receive his or her Actual Award in the form of cash (or its equivalent); provided, however, that such distribution will be equal to a percentage (not to exceed one hundred percent (100%)), as determined by the Committee, of the value that would otherwise have been earned and distributed in the form of an equity award.  Any equity award will be issued pursuant to the terms, conditions and procedures of the Company’s 2009 Stock Incentive Plan as may be hereafter amended from time to time or any successor equity incentive plan that the Company may adopt from time to time and an equity award agreement thereunder.

(c)           Any distribution made under the Plan shall occur within a reasonable period of time after the end of the Performance Period in which the Participant has earned the Actual Award but may occur prior to the end of the Performance Period with respect to Awards issued to Participants who are not subject to the limitations of Code Section 162(m); provided, that no Actual Award shall become payable to a Participant who is subject to the limitations of Code Section 162(m) with respect to any Performance Period until the Committee has certified in writing that the terms and conditions underlying the payment of such Actual Award have been satisfied.  Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Code Section 409A, the regulations and other guidance thereunder and any state law of similar effect (collectively “Code Section 409A”), if the Committee waives the requirement that a Participant must be employed on the date the Actual Award is to be paid, payout shall occur no later than the 15th day of the third month following the later of (i) the end of the Company’s taxable year in which such Award is earned or (ii) the end of the calendar year in which such Award is earned.

7.	GENERAL

(a)           TAXES AND OTHER REQUIRED DEDUCTIONS.  The Company shall have the right to deduct from all Actual Awards any federal, state, local or foreign income and/or payroll taxes and any other deductions required by law to be withheld with respect to such payments.  The Company also may withhold from any other amount payable by the Company or any affiliate to the Participant an amount equal to the taxes or other deductions required to be withheld from any Actual Award.

(b)           CLAIM TO AWARDS AND EMPLOYMENT RIGHTS.  Nothing in the Plan shall confer on any Participant the right to continued employment with the Company or any of its affiliates, or affect in any way the right of the Company or any affiliate to terminate the Participant’s employment at any time, and for any reason, or change the Participant’s responsibilities.  Awards represent unfunded and unsecured obligations of the Company and a holder of any right hereunder in respect of any Award shall have no rights other than those of a general unsecured creditor to the Company.

(c)           BENEFICIARIES.  To the extent the Committee permits beneficiary designations, any payment of Awards due under the Plan to a deceased Participant shall be paid to the beneficiary duly designated by the Participant in accordance with the Company’s practices.  If no such beneficiary has been designated or survives the Participant, payment shall be made to the Participant’s legal representative.  A beneficiary designation may be changed or revoked by a Participant at any time, provided the change or revocation is filed with the Committee prior to the Participant’s death.

(d)           NONTRANSFERABILITY.  A person’s rights and interests under the Plan, including any Award previously made to such person or any amounts payable under the Plan, may not be assigned, pledged, or transferred except, in the event of a Participant’s death, to a designated beneficiary as provided in the Plan, or in the absence of such designation, by will or the laws of descent and distribution.

(e)           INDEMNIFICATION.  Each person who is or shall have been a member of the Committee and each employee of the Company or an affiliate who is delegated a duty under the Plan shall be indemnified and held harmless by the Company from and against any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in any such action, suit or proceeding against him or her, provided such loss, cost, liability or expense is not attributable to such person’s willful misconduct.  Any person seeking indemnification under this provisions shall give the Company prompt notice of any claim and shall give the Company an opportunity, at its own expense, to handle and defend the same before the person undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

(f)           SUCCESSORS.  All obligations of the Company and any of its affiliates under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company and/or such affiliates, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such affiliates.

(g)           EXPENSES.  The expenses of administering the Plan shall be borne by the Company.

(h)           TITLES AND HEADINGS.  The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(i)           INTENT.  The intention of the Company and the Committee is to administer the Plan in compliance with Code Section 162(m) so that the Awards paid under the Plan to Participants who are or may become subject to Code Section 162(m) will be treated as performance-based compensation under Code Section 162(m)(4)(C).  If any provision of the Plan does not comply with the requirements of Code Section 162(m), then such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.  With respect to all other Participants, the Plan may be operated without regard to the constraints of Code Section 162(m).

(j)           GOVERNING LAW.  The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan, and any Award shall be determined in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws thereof) and applicable Federal law.

(k)           SECTION 409A.  It is the intent of this Plan that all payments hereunder be exempt from the requirements of Code Section 409A so that none of the payments to be provided under this Plan will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt.  The Company and each Participant will work together in good faith to consider amendments to the Plan or revisions to the Plan with respect to the payment of any Awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to the Participant under Code Section 409A. In no event will the Company reimburse a Participant for any taxes or other penalties that may be imposed on the Participant as a result of Code Section 409A.

(l)           AMENDMENTS AND TERMINATION.  The Committee may terminate the Plan at any time, provided such termination shall not affect the payment of any Actual Awards accrued under the Plan prior to the date of the termination.  The Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the Plan in whole or in part, provided however, that any amendment of the Plan shall be subject to the approval of the Company’s stockholders to the extent required to comply with the requirements of Code Section 162(m), or any other applicable laws, regulations or rules.